Exhibit 99.2

CONSOL Energy Completes Spin-Off as Independent Publicly Traded Low-Cost Producer and Exporter of Coal

Foundational assets include the Pennsylvania Mining Complex, a premier low-cost producer in Northern Appalachia, and the Ownership of CONSOL Marine Terminal, a major East Coast exporter of U.S. coals

Begins “regular way” trading today on NYSE under ticker “CEIX”

Canonsburg, PA – November 29, 2017 – CONSOL Energy Inc. (NYSE: CEIX) (CONSOL), formerly named CONSOL Mining Corporation, today announced that it has completed the separation from its former parent company CNX Resources Corporation (NYSE: CNX), formerly named CONSOL Energy Inc., and has begun operating as an independent, publicly-traded company listed on the New York Stock Exchange under the symbol “CEIX”. CONSOL is a low-cost producer of high-Btu thermal and crossover metallurgical coals from its Pennsylvania Mining Complex in the Northern Appalachian Basin, and it also owns and operates a major coal export terminal located in the Port of Baltimore. The company is well positioned to capitalize on the ongoing recovery in the coal markets, and its coal assets and management team have a demonstrated capability of generating strong free cash flow throughout all parts of the commodity cycle.

“This is a monumental event in the history of a 150-plus year old company. I am very excited about what the future has in store for CONSOL and about being able to lead a team of extremely talented people. The coal assets that are the foundation of our company today are well-capitalized and have a well-documented history of generating strong free cash flow. We look forward to now allocating capital to further develop this globally known platform that stands apart within the industry in terms of safety, margins, and productivity. We are committed to strong financial discipline and will be rate-of-return-driven as we evaluate future growth and capital return opportunities. I also want to take this opportunity to thank our advisors, banking partners and investors who provided us with the necessary support to make this spin-off possible. We are coming out with a strong balance sheet and liquidity that complements our asset base. Investor expectations are re-emerging and the timing of our spin ties very nicely to prior upcycles that should create value for all of our stakeholders” said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc.

Capitalization

As of November 28, 2017, CONSOL has total debt of approximately $918 million after taking into account the various financings entered into as part of the spin-off, unrestricted cash and cash equivalents of approximately $142 million and total liquidity of approximately $354 million, after accounting for $88 million in outstanding letters of credit. We also anticipate entering into an accounts receivables securitization facility by the end of 2017 that is anticipated to provide us with additional liquidity of approximately $50 million. Based on the when-issued share price at the close of business on November 28, 2017, and approximately 28 million shares outstanding, the current equity market capitalization of CEIX is approximately $600 million. CEIX is expected to be added to the S&P Small Cap 600 GICS Coal & Consumable Fuels Sub-Industry Index.

Completion of the Spin-off

Under the terms of the separation and distribution agreement, on November 28, 2017, the CNX Resources Corporation stockholders received a distribution of one share of common stock of the newly named CONSOL Energy for every 8 shares of the CNX Resources Corporation’s common stock held as of the close of business on the record date of November 15, 2017. No fractional shares of CONSOL Energy were issued, and stockholders will receive cash in lieu of fractional shares.

In connection with the distribution, the former parent changed its name from CONSOL Energy Inc. to CNX Resources Corporation and retained its ticker symbol “CNX” on the New York Stock Exchange. At the same time, the newly formed CONSOL Mining Corporation changed its name to CONSOL Energy Inc., and its common stock begins trading today on the New York Stock Exchange under the ticker symbol “CEIX”.

In addition, the former parent transferred all of its ownership interest in CNX Coal Resources LP to CONSOL Energy Inc. as part of the separation. As a result, CNX Coal Resources LP changed its name to CONSOL Coal Resources LP and changed its ticker to “CCR”.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~767 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:

Mitesh Thakkar, (724) 485-3133

miteshthakkar@consolenergy.com

Media:

Zach Smith, (724) 485-4017

zacherysmith@consolenergy.com

Cautionary Statements:

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.    Please see the Registration Statement on Form 10 (as amended) declared effective by Securities and Exchange Committee on November 3, 2017 for a further discussion of some of the risks and uncertainties relating to CONSOL Energy’s operations, business and results.

Source: CONSOL Energy Inc.